FINDER’S FEE AGREEMENT

THIS AGREEMENT made as of August 1st, 2007.

BETWEEN:

Star Resorts Development Inc of 1221 Brickell Av. , 9th Floor, Suite 900, Miami, FL, 33131.

(the “Company”)

AND:

Massimiliano Pozzoni of 9 McGregour Court, Fanshaw St. , London, United Kingdom

(“Finder”)

WHEREAS:

A. Finder has introduced, and is able to further introduce, certain potential financiers directly or indirectly to the Company;

B. The parties have agreed to the payment by the Company to Finder of certain fees respecting the provision of the services if a Financing (as defined below) can be arranged.

NOW THEREFORE this Agreement witnesses that in consideration of the premises and mutual covenants and agreements contained herein, the parties agree as follows:

1.	In this agreement the following terms shall have the following meanings:

	(a)	“Finder’s Fee” has the meaning assigned thereto in Section 3 hereof;

	(b)	“Financier” is a person who completes a Financing with the Company and who must be:

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(i)	an “accredited investor” which is defined as a natural person who meets the definition of “Accredited Investor” in Rule 501 of Regulation D of the United States Securities Act of 1933, as amended; or

(ii)	a non-“US Person” or defined in Regulation S of the United States Securities Act of 1933, as amended;

(c)	“Financing” means any debtor or equity investment of a portion or an interest in the Company made or arranged by or through the efforts of any party introduced directly or indirectly by Finder; and

(d)	“Term” has the meaning assigned thereto in Section 2 hereof.

2.	This Agreement will commence as of the date first above written and will continue in full force and effect for a period of 12 months thereafter (the “Term”).

3.	Finder agrees to introduce the Company and its business to potential Financiers who, in Finder’s opinion, may be interested in providing a Financing to the Company.

4.	The Company hereby agrees to pay to Finder a finder’s fee (the “Finder’s Fee”) equal to 3.5% of the gross proceeds in connection with a Financing consummated by the Company with any Financier introduced to the Company by Finder. The Finder’s Fee is payable notwithstanding any other fees or commissions payable by the Company to other parties who may arrange such Financing. The Company has the sole discretion whether to consummate any Financing on terms acceptable to it. The Company will reimburse Finder’s pre-approved travel and assignment related expenses.

5.	The Company will pay the Finder’s Fee immediately upon receipt of proceeds from the closing of a Financing for which a Finder’s Fee is payable. In the event that any such Financing is carried out in stages, or paid in stages, the Company will advance the Finder’s Fee in portions which correspond to the stages of payments received by the Company.

6.	In carrying out its duties hereunder, Finder will provide to potential Financiers only written information that the Company’s authorized officers have delivered to Finder (the “Additional Information”) for the purpose of attracting the Financing. If the Additional Information is material and has not been publicly disclosed, Finder will not disclose it to any party who has not signed a Confidentiality Agreement.

7.	The Finder acknowledges that:

(a) any Financing will not have not been registered for sale in the United States and may not be sold to residents of the United States without such registration unless an exemption from such resale registration requirements is available;

(b) the decision to accept a potential Financier is in the sole and absolute discretion of the Company and the Company may for any reason, refuse to accept any Financing from a person introduced to it by the Finder;

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(c)	in the event that the Company does not accept a Financing from a person introduced to it by the Finder, no Finder’s Fee shall be payable for such Financing which is refused; and

(d)	its representation of the Company in introducing it to certain Financiers is not an exclusive engagement such that the ability of the Company to locate other potential investors or purchasers of the Units would be constrained in any way.

8.	The Finder represents and warrants to the Company that:

(a) in connection with introduction to potential Financiers, it will comply with all applicable laws including, without limiting the generality of the foregoing, those rules and regulations set forth in Regulation D and Regulation S under the United States Securities Act of 1933, as amended;

(b) it will introduce to the Company only persons who are qualified Financiers as defined above; and

(c) it will not advertise any Financing in the United States or to residents of the United States as the term “resident” is defined in applicable United States securities laws, rules and regulations.

9.	This Agreement and the rights, duties, and obligations of any party hereunder will not be assigned by any party hereto without the prior written consent of the other, which consent will not be unreasonably withheld.

10.	There are no representations, warranties, collateral agreements, or conditions except as herein specified.

11.	This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns.

12.	The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

13.	This Agreement will be governed by and construed in accordance with the law of the State of Florida.

14.	Any notice required or permitted to be given to any of the parties to this Agreement will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of such party first above stated or such other address as any party may specify by notice in writing to the other party and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on successful transmission, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

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15. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

16. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Star Resorts Development Inc.

Per: ______________________________

Enrique Abaroa Martinez, CFO

____

Massimiliano Pozzoni

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